SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 4, 2001

COCA-COLA ENTERPRISES INC.
(Exact name of registrant as specified in its charter)

Delaware	01-09300	58-0503352
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2500 Windy Ridge Parkway, Atlanta, Georgia 30339

(Address of principal executive offices, including zip code)

(770) 989-3000
(Registrant's telephone number, including area code)

Item 9.    Regulation FD Disclosure

The Company and The Coca-Cola Company ("TCCC") have substantially completed negotiating an agreement designed to support profitable growth of TCCC brands in the Company's territories ("the Program"). The Program can be cancelled annually by either party on at least six months' prior written notice.

Cash support under the Program is targeted to be $150 million in 2002 and $250 million in 2003. Beginning in 2004, the annual cash funding target reduces each year until 2009, when it becomes $80 million and remains flat thereafter. The Company will earn the full amount of each year's cash funding portion if the Company attains volume growth rates mutually established on an annual basis. After 2003, to keep total financial consideration of $250 million for each year, the cash support from TCCC will be supplemented by proceeds that accrue from mutually developed strategic projects ("Project Proceeds"). The companies will share any shortfalls (or excesses) in Project Proceeds equally.

The agreement also would provide that, if the Company's net wholesale price increase in a particular year in North America falls significantly below TCCC's concentrate price increase, the companies would work together to find mutually agreed ways to mitigate any negative impact to the Company.

In addition, the cost of most cooperative trade marketing programs would shift to the Company, the cost of cooperative advertising programs would be transferred to TCCC, and TCCC would adjust the existing marketing funds formula.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA ENTERPRISES INC.
(Registrant)

Date: December 4, 2001	By: S/ E. LISTON BISHOP E. Liston Bishop III Vice President and Deputy General Counsel